Exhibit 10.1

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES ACT (COLLECTIVELY, “SECURITIES LAWS”). THE UNITS MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED, AND THE HOLDER OF UNITS MAY NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THE UNITS, EXCEPT IN COMPLIANCE WITH THIS AGREEMENT AND UNLESS THE UNITS (i) ARE REGISTERED UNDER THE SECURITIES LAWS OR (ii) ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND, IN THE SOLE DISCRETION OF THE COMPANY, THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE TRANSFER OF THE UNITS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO THE CONDITIONS SPECIFIED IN THIS AGREEMENT AMONG THE MEMBERS AND THE COMPANY.

HRCFG INVO LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of HRCFG INVO LLC (the “Company”), a Delaware limited liability company, is made as of March 10, 2021, by and among the Company and the Members listed on the signature page hereto.

RECITALS

WHEREAS, INVO Centers, LLC (“INVO”), a Delaware limited liability company, is an Affiliate of INVO Bioscience, Inc. (“INVO Bioscience”), a Nevada corporation focused on creating simplified, lower cost treatments for patients diagnosed with infertility, using a patented medical device (the “INVOcell”) and a revolutionary in vivo method of vaginal incubation (the “INVO Procedure”), and, through its relationship with INVO Bioscience, INVO has certain rights to use the INVOcell, the INVO Procedure and related treatments using artificial reproductive technologies pioneered or created by INVO Bioscience (collectively, the “INVO Technologies”.

WHEREAS, HRCFG, LLC, an Alabama limited liability company, has expertise in operating and managing the operations of fertility clinics in the United States; and

WHEREAS, HCRFG and INVO desire to establish a joint venture for purposes of commercializing the INVO Technologies in a dedicated INVO Technologies fertility clinic in Birmingham, Alabama (the “BHAM Clinic”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

ARTICLE 2

FORMATION AND ORGANIZATION

2.1    Formation and Name. The Company was formed on March 10, 2021 when the Certificate of Formation was filed with the Delaware Secretary. The name of the Company is HRCFG INVO LLC. All Company business shall be conducted in the name of HRCFG INVO LLC; provided, however, that the Members’ current intention is to brand the BHAM Clinic as “Innovative Fertility Specialists, an INVO Center”, and that the board of Managers (as defined in Section 7.2 hereof) of the Company (the “Board”) may select from time to time such other names that comply with Applicable Law for business and marketing efforts.

2.2    Principal Place of Business. The principal office of the Company shall be such place as determined by the Board.

2.3    Term. The term of the Company commenced with the filing of the Certificate of Formation with the Delaware Secretary and shall continue until the Company is dissolved and all of its assets are liquidated in accordance with the provisions of this Agreement.

2.4    No State Law Partnership. The Members intend that the Company (a) shall be taxed as a partnership for all applicable federal and, to the extent applicable, state and local income tax purposes, and (b) shall not be a partnership or joint venture for any other purpose, and that no Member shall, by virtue of this Agreement, be a partner or joint venturer of any other Member.

2.5    Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein solely due to her, his or its capacity as a Member.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

3.1    Purpose. The Company is formed for the purpose of engaging in any lawful activity for which a limited liability company may be organized in Delaware.

3.2    Powers of the Company. Subject to the provisions of this Agreement and unless otherwise directed by the Board, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3.1.

ARTICLE 4

UNITS, CAPITAL CONTRIBUTIONS, NATURE OF UNITS AND ESTABLISHMENT OF CAPITAL ACCOUNTS

4.1    Units. The equity in the Company shall be represented by the “Units.” The Units shall have the rights, preferences and privileges, including voting rights, if any, set forth in this Agreement. None of the Units will be represented by certificates until such time (if any) as the Board determines to issue certificates representing the Units. Unless otherwise set forth in this Agreement, all Units shall have the same rights and privileges.

4.2    Authorized Units; Issuance. There are hereby established and authorized for issuance such number of Units as the Board may from time to time determine. Upon the effectiveness of this Agreement, the Company hereby agrees to issue to each Member, and each Member hereby agrees to receive from the Company, the number of Units set forth opposite such Member’s name on Exhibit B attached hereto in exchange for the consideration set forth opposite such Member’s name on Exhibit B attached hereto.

4.3    Capital Contributions.

(a)    In connection with the execution of this Agreement, the Members have made the Capital Contributions to the Company set forth on Exhibit B attached hereto.

(b)    No Member shall be required to make any additional Capital Contribution to the Company. The Members may voluntarily make additional Capital Contributions to the Company upon the request of the Board of Managers. In the event that any Member is unable or unwilling to contribute its share of additional capital requested by the Board of Managers pursuant to this Section, the Members may mutually agree that the Member(s) willing to contribute the additional capital be allowed to contribute the entire required additional capital on any such basis as agreed to by the Members, and in such event, the ratio of ownership between the Members shall stand modified to the extent of the additional Capital Contribution made by the contributing Member and the ownership of the non-contributing Member shall stand diluted accordingly. No disproportionate Capital Contributions or corresponding dilution shall occur absent the mutual written consent of the Members.

4.4    Nature of Units. The Units shall for all purposes be personal property. Except as may otherwise be set forth herein, no Member has any interest in specific Company property, and each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

4.5    Capital Accounts. An individual Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (a) the amount of money contributed by such Member to the Company, (b) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to such Member of Profits (and any items in the nature of income or gain separately allocated to such Member). Each Member’s Capital Account shall be decreased by (x) the amount of money distributed to such Member by the Company, (y) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to such Member of Losses (and any items in the nature of losses or deductions separately allocated to such Member). The Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4). On the transfer of all or a portion of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

4.6    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

4.7    No Withdrawal. No Member shall be entitled to resign from the Company or withdraw all or any portion of such Member’s Capital Contributions or the balance of such Member’s Capital Account, or to receive any distribution from the Company, except as expressly provided herein.

4.8    Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member advances funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member unless otherwise agreed by the Company and such Member. The amount of any such advances that are not agreed to be additional Capital Contributions shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

4.9    No Right to Redemption. The Company shall not be obligated to redeem any Units absent the written direction of each Member.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1    Allocations of Profits and Losses. See Exhibit D attached hereto, all of which provisions are hereby incorporated by reference, including with respect to references to different Sections of this Agreement.

5.2    Tax Allocations. See Exhibit D attached hereto.

5.3    Distributions. Subject to the provisions of Section 5.6 and Applicable Law, the cash of the Company (including collections and cash reserves in excess of amounts determined as necessary by the Board) shall be applied in the following priority:

(a)    first, to fund the operating expenses of the Company, including the satisfaction of any repayment obligations due and owing under any loans to the Company and/or any expenses relating to the financing of the Company;

(b)    then, to fund the operating and capital reserves of the Company, as determined by the Board;

(c)    thereafter, any remaining amount, to the Members on a Per Unit Pro Rata Basis.

5.4    Fees and Expenses. For the avoidance of doubt, if any fees are paid, or expenses are paid or reimbursed, to a Member or its Affiliates, such amounts shall not be considered distributions for any purpose under Section 5.3 or otherwise hereunder except as required by Applicable Law.

5.5    Dissolution and Liquidation. In the event of the dissolution and liquidation of the Company, the assets of the Company shall be disbursed in the following order of priority:

(a)    first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(b)    second, to establish such reserves as reasonably deemed by the Board as necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)    thereafter, any remaining amount, to the Members on a Per Unit Pro Rata Basis.

5.6    Tax Distributions. See Exhibit D attached hereto.

5.7    Withholding. See Exhibit D attached hereto.

ARTICLE 6

OBLIGATIONS OF THE MEMBERS

6.1    Obligations of the Members. Each Member covenants and agrees to perform the obligations set forth under each such Member’s name on Exhibit C attached hereto.

6.2    Force Majeure. No party shall be deemed to be in default under this Agreement or be held liable or responsible for any delay or failure to fulfill any obligation hereunder, so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of the occurrence of a Force Majeure; provided, however, that the occurrence of a Force Majeure shall not excuse such party from its obligations but merely suspend the performance of the obligations under this Agreement; and provided, further, that a party claiming the benefit of a Force Majeure, shall, as soon as reasonably practicable after the occurrence of any such event, provide written notice to the other parties of the nature and extent of any such Force Majeure; and use commercially reasonable efforts to resume performance under this Agreement as soon as reasonably practicable.

ARTICLE 7

MANAGEMENT OF COMPANY

7.1    Management by the Board. Except for situations in which the approval of one or more Members is expressly required by this Agreement or by non-waivable provisions of Applicable Law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board and (ii) the Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement. Notwithstanding the foregoing or anything contained in this Agreement, any action of the Company related to the following shall not be taken by the Board absent the prior written consent of each Member:

(a)    any alteration of the Certificate of Formation of the Company or any Subsidiary of the Company;

(b)    any change in, addition to, supplementation or modification of the business of the Company;

(c)    any change in the total number of directors;

(d)    any sale, lease or transfer of substantially all the assets of the Company

(e)    any investment in other companies by way of equity, loan or otherwise;

(f)    borrowing other than normal credit in the ordinary course of business;

(g)    loans to directors;

(h)    any liabilities, guarantees or indemnification to directors or third parties;

(i)    entering into or amending any related party agreement with a Member or Manager or their family or Affiliates, other than on customary commercial terms negotiated at arms’ length;

(j)    any decision for winding up of the Company voluntarily or initiation of insolvency or liquidation proceedings against the Company;

(k)    any action or resolution inconsistent with this Agreement or the Certificate of Formation; and

(l)     any commitment to do any of the foregoing.

7.2    Initial Board . The initial Board shall consist of four (4) managers (each, a “Manager”), of which two (2) Managers shall be appointed by INVO (the “INVO Managers”) and two (2) Managers shall be appointed by HRCFG (the “HRCFG Managers”). Any future increase in the number of Managers on the Board shall be subject to the above ratio. The following persons shall serve as the first Board of the Company:

(a)    Steve Shum as an INVO Manager;

(b)    Michael Campbell as an INVO Manager;

(c)    Karen R. Hammond, DNP, CRNP as a HRCFG Manager; and

(d)    Lisa J. Ray, MS, ELD as a HRCFG Manager.

7.4    Vacancies.

In the event of any vacancies in the Board due to resignation, incapacity, disqualification or death of a director, the Member who had originally appointed such Manager shall have the sole authority to appoint a replacement Manager.

7.5    No Fixed Term. Subject to Applicable Law, the Managers shall not be subject to any fixed term, rotation or retirement, unless the Members desire to remove and replace their appointed Managers.

7.6    No Remuneration. The Managers shall not be remunerated for their appointment as Managers or for attending meetings of the Board. The Company may however, reimburse Managers the reasonable costs incurred for attending Board meetings, subject to any limitations prescribed under Applicable Law.

7.7    No Liability for Appointment of Recommended Manager. No Member, nor any Affiliate of any Member, shall have any liability as a result of appointing an individual as a Manager or any act or omission by such individual in her or his capacity as a Manager.

7.8    Business Plan. Within sixty (60) days from the date hereof, the Members shall use best efforts to work with the Board in preparing a detailed business plan for the Company (the “Business Plan”). The Business Plan shall set out the objectives and projections for the Company for the next three (3) years. The Business Plan shall include, but not be limited to cash flow projections, operating budgets, sales forecast, business development and marketing and strategy plans.

(a)    Meetings; Voting. The Board shall meet at least once every calendar quarter. Quorum for all Board meetings shall be two Managers; provided, however, that no meeting of the Board shall be considered to be validly held until and unless at least one (1) INVO Manager and one (1) HRCFG Manager are present. Meetings of the Board may be held at such place or places or virtually as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. All Board meetings shall be chaired by a Manager appointed by the Board. All decisions of the Board shall be taken by majority vote, subject to the following. The Managers present at the meeting, in the aggregate, will have a vote equal to the ownership percentage of the Member (and such Members’ permitted transferees) who appointed such Manager as of the date of the vote (divided equally among such Managers present at the meeting). Subject to the relevant provisions of the Act, any action permitted or required to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The Board may allow non-voting third party participation in Board meetings; provided, however, that INVO and HRCFG each shall have the right to invite one such non-voting third party to Board meetings by providing advance written notice to all Managers of its intention to do so.

7.9    Officers. In addition to the Board, the Members shall mutually agree and appoint the following officers (who may or may not be Managers) for the day-to-day administration and operations of the Company on such terms and conditions as may be mutually agreed; provided however that such officers shall always be subordinate to the Board and shall function under the overall supervision of the Board:

(a)    a Chief Executive Officer;

(b)    a Chief Financial Officer; and

(c)    such other officers as may be required or considered necessary by the Members.

7.10    Books and Records. The Board and the Members shall ensure that the Company (i) maintains proper and transparent books of accounts as required by Applicable Law that accurately reflect the true financial position of the Company and (ii) appoints reputed auditors to audit the annual financial statements of the Company. The Company shall provide the Members with quarterly financial statements prepared in accordance with U.S. generally accepted accounting principles. Upon written request and provided that the ordinary course of business of the company would not be unreasonably disrupted, the Board and the Members shall have access to inspect the books of account of the Company from time to time and receive periodic business and financial reports of the Company.

7.11    Compliance with Law. The Members shall ensure that the Company (i) remains in full compliance with all Applicable Laws at all times (including all data protection, data privacy and data storage laws), (ii) carries on its business to the highest medical and ethical standards as per Applicable Law and (iii) for these purposes obtains all necessary and required registrations, licenses or permits to conduct its business.

7.12    Duties of the Managers and the Members; Limitation of Liability; Certain Restrictive Covenants.

(a)    Notwithstanding any other provision of this Agreement, except as expressly provided pursuant to Section 7.13(b) through 7.13(d), this Agreement is not intended to, and does not, create or impose on the Managers or the Members any fiduciary duty, to the Company or any other Member, in each case, other than the duty to act in good faith and exercise commercially reasonable judgment, in complying with contractual obligations applicable in this Agreement in accordance with Section 18-1101(e) of the Act. Each Member hereby covenants not to assert, to the maximum extent permitted by law, any and all rights and claims (or to collect against any such claims asserted by others) that it, she or he may otherwise have against any Manager or any other Member, as applicable, as a result of any claims of breach of fiduciary duties. The provisions of this Agreement, to the extent that they expressly restrict or modify the duties (fiduciary or otherwise) and liabilities of a Manager or a Member otherwise existing at law or in equity, are agreed by the Company and the Members to modify such other duties (fiduciary or otherwise) and liabilities of such Members and the Managers.

(b)    Each Member and each Manager agrees that, for so long as such Person holds any interest (directly or indirectly) in the Company (the “Restricted Period”), such Person shall not, and shall cause its direct and indirect equity holders (excluding any of INVO Bioscience’s public shareholders), partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly or indirectly, engage in any activity which is competitive with the Business, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, agent or consultant, or in any other capacity), any Person in Birmingham SMSA (the “Restricted Area”) other than the Company, including any such Person involving, or which is, a family member of such Member or Manager, whose business, activities, products or services are competitive with the Company’s business, during the Restricted Period (any such Person or business, a “Competitor”). Notwithstanding the foregoing, no Member or Manager shall be prohibited by this Section 7.13(b) from making a passive investment in any enterprise the shares of which are publicly traded if such investment constitutes less than 1% of the equity of such enterprise.

(c)    Each Member and each Manager agrees that, during the applicable Restricted Period, such Person shall not, and shall cause its direct and indirect equity holders, partners, managers, employees, consultants, agents and Affiliates to not, without the express written consent of the Company, directly or indirectly, solicit, contact, or attempt to solicit or contact, the Company’s current or prospective customers and suppliers with whom such Member or Manager interacted, or from or about whom such Member or Manager received confidential information (the “Customers and Suppliers”), for the purpose of offering or accepting goods or services in the Restricted Area that are competitive with those offered by the Company, on behalf of any Person other than the Company or any of its Subsidiaries, or otherwise adversely and intentionally interfere with the relationship between the LLC or any of its Subsidiaries and any of their Customers and Suppliers.

(d)    Each Member and each Manager acknowledges that the purpose of the restrictions contained in Section 7.13(b) through 7.13(c) are to protect the Company’s legitimate business interests, relationships between the Company and its or their respective clients and customers, Confidential Information, workforce stability, and business goodwill; in view of the nature of the Company’s business, these restrictions are reasonable and necessary to protect these Company interests and in light of the Confidential Information provided or to be provided to such Member and the Managers and the additional consideration provided under this Agreement; and any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach by any Member or any Manager of any provision of Section 7.13(b) through 7.13(c), the Company shall, in addition to any other legal remedies available, be entitled to a temporary restraining order and injunctive relief restraining such applicable Member or Manager from the commission of any breach of Section 7.13(b) through 7.13(c), and, if successful, to recover the Company’s reasonable attorneys’ fees, costs, and expenses related to the breach. The existence of any claim or cause of action by any Member, any Manager or any of their respective Affiliates against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 7.13(b) through 7.13(c) or to injunctive relief.

7.13    Tax Matters. The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company and shall use all commercially reasonably efforts to furnish to each Member a Schedule K-1 within ninety (90) days of, or, if later, as soon as reasonably practicable following, the close of the Company’s taxable year. The Company shall make any elections the Board may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Company all pertinent information in the Member’s possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

ARTICLE 8

TRANSFER RESTRICTIONS

8.1    Transfer of Units; Admission of Additional Members. No Member may sell or transfer any Units without the consent of the other Members. No Person acquiring any such additional Units that is not currently a Member shall be admitted as a Member unless such Person shall execute and deliver a counterpart of this Agreement.

8.2    Substitute Members. Any Person who acquires Units from a Member shall become a Member for purposes hereof only if the transfer of such Units was effected in compliance with this Article 8, and such Person agrees in writing to be bound by the terms of this Agreement in the same manner as the Member from which such Person acquired the Units.

ARTICLE 9

LIABILITY; TAX MATTERS PARTNER

9.1    Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

9.2    Tax Matters Partner. The Board shall designate a Member to act as “Partnership Representative” of the Company for purposes of the Partnership Audit Rules shall have the power and authority, subject to the review and control of the Board, to manage and control, on behalf of the Company, any administrative proceeding involving the Company with the Internal Revenue Service or other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. Each Member expressly agrees to consents to such designation and agrees that, upon the reasonable request of the Partnership Representative, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to effect such consent. Notwithstanding anything in this Agreement to the contrary, each Member shall be liable for and, promptly upon demand by the Partnership Representative, pay to the Company such Member’s share of any imputed underpayment, as determined by the Partnership Representative, and any interest and penalties relating thereto imposed on the Company as a result of any partnership adjustment or other proceeding with substantially similar effect under partnership audit rules. The liability and obligation of a Member under this Section 9.2 shall survive any sale, exchange, liquidation, retirement or other disposition of such Member’s interest in the Company.

ARTICLE 10

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1    No Dissolution. Only the written agreement of each Member or the events set forth in Section 10.2 shall cause the termination of this Agreement or dissolution of the Company. The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement.

10.2    Events Causing Dissolution. This Agreement may be terminated and the Company shall be dissolved at the option of any Member upon occurrence of any of the following (each, an “Event of Default”):

(a)    the determination by all of the Members that the Company should be dissolved.

(b)    the sale or distribution by the Company of all or substantially all of its assets;

(c)    any Member materially defaults in the performance of any of the covenants, terms or conditions of this Agreement or any Ancillary Agreement, and fails to cure such default to the reasonable satisfaction of the other Members (in the case of this Agreement) or any Members or Affiliates of Members that are party to any Ancillary Agreement (in the case of any Ancillary Agreement) within thirty (30) days after receipt of notice in writing from the Company or any other Member of such default;

(d)    any Member suffers or permits the appointment of a receiver for its business or assets, or avails itself of or become subject to any bankruptcy or insolvency proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors;

(e)    the occurrence and continuation of any Force Majeure for a period of six (6) months; or

(f)    the entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy except as required by Applicable Law, insolvency except as required by Applicable Law, death, incompetency, termination, dissolution or distribution with respect to any Member or any Unit will effect a dissolution of the Company.

10.3    Effect of Termination. Upon the termination of this Agreement for any reason:

(a)    any Ancillary Document or other agreement, license, approval or consent granted to the Company by INVO and/or entered into by the parties shall automatically be terminated (except for such terms which shall survive the termination of this Agreement or dissolution of the Company pursuant to such agreement);

(b)    each Member and the Company shall promptly return to the owner and (if also applicable) erase or destroy all Confidential Information, including all copies, notes, drawings, photocopies, written, audio or photographic records or other records in any form, relating to the Confidential Information in their possession or control; provided that a party may retain Confidential Information solely to the extent required under Applicable Law; and

(c)    the Company shall be dissolved in accordance with the Act after all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed as provided in Section 5.5.

10.4    Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member with respect to such Capital Contributions.

ARTICLE 11

CONFIDENTIALITY

11.1    Company Confidential Information. The Members covenant, warrant and undertake to keep and to cause the Company to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner, any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others. The Members shall cause their Affiliates and each of their Affiliates’ and the Company’s officers, directors, employees, agents, contractors, sub-contractors, consultants, or any persons acting of any of their behalf, to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner any Confidential Information, in whole or in part, directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others.

11.2    Member Confidential Information. Each of the Members undertakes to keep confidential all information (written or oral) concerning the business and affairs of any other Member that it shall have obtained or received as a result of the discussions leading up to or the entering into of this Agreement or in the course of giving effect to this Agreement.

11.3    Exceptions. The obligations for confidentiality set forth above shall not apply if the Confidential Information:

(a)    is publicly known or present in the public domain through no fault, failure, wrongful act or negligence of the receiving party, its Affiliates or any of their respective officers, directors, employees, agents, contractors, sub-contractors, consultants, partners, or any persons acting on any of their behalf;

(b)    is required to be disclosed pursuant to a valid order or direction of a proper court of competent jurisdiction or a government authority; provided, however, that the receiving party will use its best efforts to minimize the disclosure of such information and prior to disclosing the Confidential Information will notify the owner of the Confidential Information and will consult with and assist the owner of such Confidential Information in obtaining a protective order prior to such disclosure; or

(c)    is required to be disclosed to a Member’s professional advisors (including a Member’s lawyers, auditors, accountants and consultants); provided such advisor is bound in writing by confidentiality obligations no less restrictive than those applicable to a Member, as set forth herein.

11.4    Irreparable Harm; Equitable Relief; Survival. The receiving party of any Confidential Information acknowledges and agrees that its failure to comply with any of the provisions of this Article 11 may cause irrevocable harm to the disclosing Member and that a remedy at law may not be an adequate remedy and that the disclosing Member may, in its sole discretion, obtain from a court having proper jurisdiction an injunction, restraining order, specific performance or other equitable relief to enforce such provision. The disclosing Member’s right to obtain such equitable relief will be in addition to any other remedy that it may have under Applicable Law including, but not limited to, monetary damages. The provisions of this Article 11 and obligations of any receiving party shall survive the termination of this Agreement and dissolution of the Company.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1    Duties of the Company and the Members.

(a)    The Company and HRCFG shall promptly and fully notify INVO of any actual, threatened or suspected infringement of Intellectual Property which comes to such party’s notice, and of any claim by any third party coming to such party’s notice that the use of the INVO Technologies contemplated hereunder infringes any rights of any other person, and INVO shall at the request of the Company, do all things as may be reasonably required to assist the Company in undertaking or resisting any proceedings in relation to any such infringement or claim.

(b)    The Company and HRCFG shall take all such steps as INVO may reasonably request to assist INVO in maintaining the validity and enforceability of the Intellectual Property during the term of this Agreement.

12.2    No Rights in Intellectual Property. Nothing in this Agreement shall give HRCFG or the Company any rights in respect of any Intellectual Property (whether registered or not) used by the Company in relation to the INVO Technologies or of the goodwill associated therewith, and each of HRCFG and the Company hereby acknowledge that, except as expressly provided in this Agreement, HRCFG and the Company shall not acquire any rights in respect thereof and that all such rights and goodwill are and shall remain vested in INVO as the case may be.

12.3    Use of Intellectual Property by HRCFG.

(a)    HRCFG shall not, and shall cause each of its Affiliates to not, register any Intellectual Property, including trademarks or trade names so resembling the trademarks or trade names of INVO or so as to be likely to cause confusion or deception during the duration of this Agreement and thereafter.

(b)    HRCFG shall not, and shall cause each of its Affiliates to not, authorize any third party to do any act which would or might invalidate or be inconsistent with the Intellectual Property and shall not omit or authorize any third party to omit to do any act, which by its omission would have that effect or character.

(c)    HRCFG shall not, and shall cause each of its Affiliates to not, during the term of this Agreement and for the five (5) year period thereafter (whether as shareholder or as reseller, dealer, marketing affiliate, distributor, partner, consultant of any entity or pursuant to any other similar relationship with any other entity), be engaged in the business of providing or reselling any goods using or resembling any of the Intellectual Property related to INVO Technologies or any part thereof.

12.4    Use of Trademarks by the Company. All representations of INVO’s trademarks which the Company intends to use shall first be submitted to INVO for approval (which shall not be unreasonably withheld). In addition, the Company shall not alter or remove any of INVO’s trademarks affixed to any brochure or other material supplied by INVO and shall comply with all other guidelines communicated by INVO concerning the use of INVO’s trademarks.

ARTICLE 13

DISPUTE RESOLUTION

13.1    Dispute Resolution. Each of (i) disputes between the Members as to the appropriate construction, enforcement and interpretation of the provisions of the Agreement, which are not resolved after a period of thirty (30) days and (ii) any Board Deadlock shall be resolved in accordance with the following process. Notwithstanding the foregoing, a deadlock among the Members shall not, in and of itself, constitute a dispute subject to resolution under this Section 13.1, unless the deadlock stems from a dispute regarding the interpretation of the terms or conditions of this Agreement.

(a)    If the dispute resolution process is invoked, representatives of each of INVO and HRCFG will meet informally within seven (7) days after receipt of notice from the Member invoking the dispute resolution process, or, in the case of a Board Deadlock, any Manager, to discuss the areas of disagreement and to negotiate in good faith regarding possible solutions.

(b)    If the informal discussions do not result in a resolution of the dispute, INVO and HRCFG will name a neutral mediator. If such parties are unable to agree on a single mediator within fourteen (14) days after receipt of notice invoking the dispute resolution process, the mediator will be selected in accordance with the alternative dispute resolution process established by the American Health Lawyers Association. The mediator will have no authority to impose a resolution, but will work with the disputants to reach a mutually acceptable solution. All parties involved in the dispute will give the mediator their full cooperation and will participate in good faith in all sessions convened by the mediator. The costs of engaging such mediator shall be borne by the Company, or, if the Company has insufficient assets, equally by the Members.

(c)    Any dispute under that is not resolved by the informal meeting or mediation procedures set forth above shall be submitted to binding arbitration in accordance with the procedures outlined in Section 13.2 below.

13.2    Arbitration. In the event a dispute is to be submitted to binding arbitration pursuant to Section 13.1(c), the below procedures shall govern:

(a)     INVO shall appoint one (1) arbitrator, HRCFG shall appoint one (1) arbitrator, and the selected arbitrators shall jointly appoint a third arbitrator (the “Independent Arbitrator”). The arbitrator appointed by a Member may be a Person who has provided services (other than as an employee) to such Member. To the extent the arbitrators have any procedural issues in conducting the arbitration, they shall defer to and rely upon the American Health Lawyers Dispute Resolution Process.

(b)    The arbitrators shall meet and the Members shall use commercially reasonable efforts to cause the arbitrators to provide a written resolution of the disputed matter within thirty (30) days of their appointment in which at least two (2) of the arbitrators concur or to notify the parties that no such concurrence has been reached. Such thirty (30) day period may be extended by agreement of the disputing Members. The resolution of the arbitrators shall be binding upon the Members and the Board of Managers, absent manifest error, and if no such resolution can be reached, each such party shall be entitled to pursue all remedies available to it at law or in equity with respect to the dispute.

(c)    The Members may agree in writing to conduct the arbitration exclusively by the Independent Arbitrator.

(d)    At all times during the arbitration process, the Members agree to use reasonable efforts to continue to operate the Company in the ordinary course of business.

(e)    All costs and reasonable legal fees shall be awarded to the prevailing party in any arbitration or legal proceeding related to this Agreement.

(f)    The Members shall keep the arbitration proceedings and terms of any arbitration award confidential, except as may be necessary to enforce the award.

ARTICLE 14

MISCELLANEOUS

14.1    Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

14.2    Submission to Jurisdiction; Waiver. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the state or federal courts of the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

14.3    Exclusivity. The Company agrees that it will operate its fertility clinic(s) as a dedicated INVO Technologies fertility clinic, and that INVO shall be the exclusive supplier of such INVO Technologies (including any subsequent new product generations).

14.4    Fees and Expenses. Each party hereto shall bear its own legal and other fees and expenses in connection with the purchase of Units and the preparation and entering into of this Agreement and the Ancillary Agreements.

14.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

14.6    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 14.6), generally recognized receipted overnight courier (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, to the addresses set forth on Exhibit B for any Member to the following address for the Company:

HRCFG INVO LLC

[•]

Attention:

Email:

Any change in such addresses shall be promptly communicated in writing by each party hereto to each other party hereto.

14.7    Severability. If any part, term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected, if such part, term or provision is severable from the rest of this Agreement, without altering the essence of this Agreement. If such part, term or provision is not so severable, then the parties hereto shall negotiate in good faith in order to agree to the terms of a mutually satisfactory replacement provision, achieving as nearly as possible the same commercial effect of the provision so found to be invalid, illegal or unenforceable.

14.8    Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.9      Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

14.10    Amendments. Except as otherwise specified herein, this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the holders of a majority of the outstanding Units.

14.11    Acknowledgments and Representations. Each Member hereby acknowledges and makes such representations as are set forth on Exhibit E attached hereto.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first written above.

COMPANY: HRCFG INVO LLC

By: /s/ Steve Shum
Name: Steve Shum
Title: Manager

MEMBERS: INVO CENTERS, LLC

By: /s/ Steve Shum
Name: Steve Shum
Title: CEO

HRCFG, LLC

By: /s/ Karen R. Hammond
Name: Karen R. Hammond, DNP, CRNP
Title: Member

By: /s/ Lisa J. Ray
Name: Lisa J. Ray, MS, ELD
Title: Member

By: /s/ Nicholas Cataldo
Name: Nicholas Cataldo, MD
Title: Member

Signature page to Limited Liability Company Agreement of

HRCFG INVO LLC

Exhibit A

Definitions

“Act” means the Delaware Limited Liability Company Act, as amended.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Period, the amount by which the balance in such Capital Account is less than $0.00, after giving effect to the following adjustments:

(a)         Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i); and

(b)         Each Member’s Capital Account shall be decreased by the amount of any of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person and shall include without limitation any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management with, such Person. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Ancillary Documents” means the joint venture agreement to be entered into by and between the Members (the “Joint Venture Agreement”) and each of the transactions contemplated thereby.

“Applicable Law” means and include all applicable statutes, enactments or acts of any legislative body or government authority of which the Company is subject to, including all laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions and orders of such legislative bodies of government authorities, and any amendments, modifications or enactments thereof.

“Board Deadlock” means the Board is unable, after commercially reasonable efforts in good faith and at least two (2) duly held meetings of the Board, to approve or disapprove any proposed action requiring approval of the Board under this Agreement that, as a result of the deadlock with respect to such proposed action, has had or could reasonably be expected to have a material and adverse effect on the (i) the achievement of the purposes of the Company, (ii) financial performance of the Company, (iii) operations of the Company, or (iv) quality of services rendered by the Company.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.5.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Article 4.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital securities, including all classes of common, preferred, voting and nonvoting capital securities, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Certificate of Formation” means the Certificate of Formation of the Company as originally filed with the Delaware Secretary on [•], 2020, and as amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means, without limitation, this Agreement, the Ancillary Documents, Intellectual Property, any proprietary information, software programs, plans, processes, policies, drawings, specifications, system and user documentation, correspondences, prototypes, trade secrets, know how, design, invention, techniques, business methods, personal or sensitive data of employees, agents, consultants, officers, directors, customers or prospective customers or any other person which might reasonably be presumed to be confidential in nature, financial information, technical information, sales and marketing plans or other business plans; whether recorded, written, stored or transmitted in any form or medium by one disclosing party to a receiving party.

“Covered Person” means (a) each Member and each officer, partner, director, stockholder, member, partner, representative or agent of such Member, (b) the Tax Matters Partner, (c) any officer or employee of the Company, (d) any agent of the Company that the Board has elected, in its discretion, to designate as a Covered Person, or (e) each Person who is or was serving at the request of the Company as a director, manager, officer, member, partner, trustee, employee or other agent of another Person, including of any Subsidiary of the Company.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Fiscal Period” means a calendar year or any portion thereof for which the Company is required to make allocations or distributions pursuant to Article 5.

“Fiscal Year” means a calendar year.

“Force Majeure” means the occurrence of any event (a) not within the reasonable control of a party, (b) which could not have been reasonably avoided by the party and (c) which materially interferes with the ability of a party to perform its obligations under this Agreement, including without limitation, any natural calamities, acts of God, war, pandemic, civil unrest, labor shortages or disputes, terrorist events or changes in Applicable Law.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)         the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board;

(b)         the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g) other than a constructive termination of the Company pursuant to Section 708(b)(1)(B) of the Code; provided, however, that adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Board reasonably determines such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c)         the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Member receiving such distribution and the Board.

“Intellectual Property” means, without limitation, registered and unregistered trademarks, registered and unregistered service marks, trade names, business names, trade dress, get-ups, logos, patents, registered and unregistered design rights, copyrights, database rights, domain names and URLs, and all other similar rights in any part of the world (including in know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations in and to the INVO Technologies, of INVO Bioscience and INVO.

“Member” means each of the Persons who executes a counterpart of this Agreement as a Member, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Partnership Audit Rules” means the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, published administrative interpretations thereof, and similar state and local laws).

“Per Unit Pro Rata Basis” means, in reference to Units, divided among the Units equally on a per Unit pro rata basis.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, governmental body or agency or other legal entity or organization.

“Profits” and “Losses” means, for each Fiscal Period, an amount equal to the Company’s taxable income or loss for such Fiscal Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)         any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)         any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)         in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)         in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the Company’s taxable income or loss, there shall be taken into account depreciation as computed on the Company’s books and records for accounting purposes;

(e)         gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f)         any items that are specially allocated pursuant to Section 5.1(c) shall not be taken into account in computing Profits and Losses.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Subsidiary(ies)” means any Person the majority of the Capital Securities of which, directly, or indirectly through or one or more Persons, (a) such Person has the right to acquire or (b) is owned or controlled by such Person. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Capital Securities, by contract or otherwise).

“Treasury Regulation” means and refers to a provision of the temporary or final regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Units” means, collectively the class of Membership Rights created hereunder.

Exhibit B

Members

Name of Member	Number of Units	Capital Contribution
HRCFG, LLC 3265 Brook Highland Trace Birmingham, AL 35242 Attention: Karen Hammond KarenHammond@bellsouth.net	1,000	$1,000
INVO Centers, LLC 5582 Broadcast Court Sarasota, FL 34240 Attention: Steve Shum legal@invobio.com	1,000	$1,000

Exhibit C

Member Obligations

The obligations below shall take effect following the execution of, and pursuant to the terms and conditions of, the Joint Venture Agreement and any applicable Ancillary Document:

HRCFG:

1. Provide clinical practice expertise to the Company and its Subsidiaries.

2. Perform all recruitment functions of the Company and its Subsidiaries.

3. Provide or procure all necessary training for the Company and its Subsidiaries.

4. Subject to the terms and provisions of this Agreement and the direction of the Board and the Members (provided such direction is in accordance with Applicable Law) and except as provided below by INVO, provide day-to-day clinical management of the operations of the Company and its Subsidiaries.

INVO:

1. Provide access to, and be the exclusive supplier to the Company of, the INVO Technologies, including subsequent new product generations, in accordance with that certain Distribution Agreement, dated November 12, 2018, by and among Ferring International Center S.A., INVO Bioscience and Bio X Cell, Inc.

2. Provide necessary product documentation for product registrations of the Company.

3. Perform all required in vitro fertilization industry-specific compliance and accreditation functions for the Company and its Subsidiaries.

4. Pursuant to the Business Plan, provide a reasonable amount of funding to the Company in support of the set-up and initial operations of the BHAM Clinic. Such funding to be provided in the form of a promissory note, which shall be mutually agreed to by the Members.

5. Promptly upon opening the BHAM Clinic for business, issue to HRCFG 25,000 shares of INVO common stock. INVO will issue to HRCFG an additional 25,000 shares of its common stock for each additional INVOcell-based clinic opened for business by the Company.

Exhibit D

Certain Provisions Regarding Allocations and Other Tax Matters

5.1         Allocations of Profits and Losses. Except as otherwise provided in this Article 5, Profits and Losses for each Fiscal Year shall be allocated to the Members as set forth below in this Section 5.1:

(a)    Subject to Section 5.1(b) and after all Capital Contributions and distributions for each Fiscal Year have been reflected in the Members’ Capital Accounts, Profits or Losses for each Fiscal Year shall be allocated to the Members in amounts that would result, to the greatest extent possible, in Capital Account balances for each Member being equal to the amount required to be distributed pursuant to Section 5.3(c) to such Member in accordance with the priority and manner provided therein on a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 5.3(c) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s remaining assets are sold at their respective Gross Asset Values, without further adjustment and (ii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 5.3(c) hereof.

(b)    Special Allocations.

(i)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.1(b)(i) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.1(b)(i) were not a term of this Agreement. This Section 5.1(b)(i) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.1(c)(ii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.1(b) have been tentatively made as if this Section 5.1(b)(ii) and Section 5.1(b)(i) hereof were not in this Agreement.

(iii)    Curative Allocations. The allocations set forth in Sections 5.1(a) and 5.1(b)(i) and (ii) (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(iii). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to this Section 5.1.

(iv)    Allocations of Withholding. To the extent the Company receives (or is deemed to receive) an amount of income that is net of any withholding tax, (i) such income shall be allocated among the Members as if the Company received the gross amount of such income before giving effect to the payment of the withholding tax and (ii) any resulting tax credit shall be allocated among the Members in proportion to such Member’s allocated share of income or withholding amount (including income allocated pursuant to Section 704(c) of the Code) to which the credit or withholding amount relates.

5.2         Tax Allocations.

(a)    Generally. Except as otherwise provided in this Section 5.2, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 5.1 and Sections 704(b) and (c) of the Code. Allocations pursuant to this Section 5.2 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses, other items or distributions pursuant to any provision of this Agreement.

(b)    Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c)    Adjustments under Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as, but not necessarily under the same convention(s) or method(s) specifically used by the Company for its allocations made or to be made, under Section 704(c) of the Code and Treasury Regulations thereunder.

(d)    Decisions Relating to Section 704(c) of the Code. Any elections or other decisions relating to allocations under this Section 5.2, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Board. The Board is hereby authorized to amend this Agreement as necessary to implement the method selected under Treasury Regulation Section 1.704-3.

(e)    Changes in Members’ Interests. If during any Fiscal Year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Board shall allocate Profits or Losses to the Members in the Company in a manner that complies with the provisions of Section 706 of the Code.

(f)    Deductible Payments Treated as Distributions. If any amount claimed by the Company to constitute a guaranteed payment as defined in Section 707(c) of the Code or a payment to a Member not acting in its capacity as a member under Section 707(a) of the Code is treated for Federal income tax purposes as a distribution made to a Member in its capacity as a member of the Company, then the following provisions shall apply:

(i)    The Capital Account of the Member who is deemed to have received such distribution shall be reduced to reflect the distribution.

(ii)    The Member who is deemed to have received such distribution shall be allocated an amount of Company gross income equal to such payment.

(iii)    For purposes of Section 5.1, Profits and Losses shall be determined after making the allocation required by this Section 5.2(f).

5.4         Tax Distributions. On or before April 15th of each Fiscal Year, the Company shall distribute to each Person who was a Member during the immediately preceding Fiscal Year of the Company an amount of cash (the “Tax Distribution Limitation Amount”) equal to 47% (such rate to be subject to one or more equitable adjustments by the Board to reflect the highest combined marginal federal and state income tax rates, taking into account deductibility of state taxes against federal income, then applicable to an individual residing or a corporation conducting all of its activities in California, whichever is higher, but taking into account any reduced rates of taxation for particular items of Company income and gain that are generally applicable to Members) of (a) the total amount of cumulative taxable income and gain allocated to such Member for federal income tax purposes in the Company income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, over (b) the total cumulative amount of losses and deductions allocated to such Member for federal income tax purposes in the Company’s income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, reduced by any prior distributions pursuant to this Section 5.4 with respect to such Fiscal Year and prior Fiscal Years; provided that income attributable to a distribution under Section 5.3 that is treated as a payment under Sections 707(a) or 707(c) of the Code shall be treated as an allocation of taxable income of the Company to the recipient of such distribution. Notwithstanding the foregoing, no distribution shall be made or required under this Section 5.4 with respect to any Fiscal Year to any Member in excess of the Tax Distribution Limitation Amount. In the discretion of the Board, distributions under this Section 5.4 may be made on an estimated basis each quarter; if such estimated distributions exceed the actual amount required on April 15th, such Member receiving excess distributions shall be given a credit balance, and such excess shall be deducted from such Member’s next distribution(s) under this Section 5.4 (until fully repaid). No distribution under this Section 5.4 shall be made if the making of such distribution would constitute a violation of the Act or any other Applicable Law or order of any court of competent jurisdiction or any contract or agreement by which the Company is bound. Furthermore, no distributions shall be made under this Section 5.4 after the dissolution of the Company or in connection with its winding up and liquidation. Distributions made under this Section 5.4 shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3, and so shall be treated as advances against, and reduce by a corresponding amount, future distributions to such Member under such section.

5.5         Withholding. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company (pursuant to the Code or any provision of Federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s status as a Member hereunder. All amounts withheld pursuant to the Code or any provision of tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the Member or Members subject to such withholding obligation in accordance with this Agreement and, accordingly, shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer.

Exhibit E

Member Acknowledgements and Representations

Investment Intent. Such Member is (i) an “accredited investor” as defined in Regulation D of the Securities Act, and (ii) acquiring the Units to be purchased or otherwise acquired by such Member pursuant to Article 4 for investment only and not with a view to the distribution thereof. Such Member hereby agrees that it, she or he will not transfer the Units in a manner that will violate Securities Laws.

Investment Risk. Such Member represents that it, she or he is in a financial position to hold the Units for an indefinite period of time and able to bear the economic risk and withstand a complete loss of its, her or his investment in the Units.

Authorization. The execution, delivery and performance by such Member of this Agreement has been duly authorized by all necessary or appropriate action.

Enforceability. The execution and delivery by such Member of this Agreement will result in legally binding obligations of such Member enforceable against such Member in accordance with the respective terms and provisions hereof and thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Exemption. Such Member understands that the Units are not registered under any Securities Law on the grounds that the Company intends the sale and the issuance of securities hereunder to be exempt from registration under the Securities Act pursuant to Regulation D thereof or other exemptions available thereunder, and that the Company’s reliance on such exemption is predicated on the Members’ representations set forth herein.

Experience. Such Member is experienced in evaluating and investing in companies such as the Company, or is familiar with the risks associated with the business and operations of the Company, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment.

Restrictions on Resale. Such Member understands that the Units may not be sold, transferred or otherwise disposed of without registration under applicable Securities Laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Units or an available exemption from registration under the applicable Securities Laws, the Units must be held indefinitely. Such Member understands that any certificates representing the Units may bear a restrictive legend to this effect.

No Legal Actions. No legal action or suit against such Member, or to which such Member is a party, is pending or, to the knowledge of such Member, threatened, which seeks to delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Separate Counsel. Each Member has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that neither the Company nor any of its Affiliates has provided such Member with any advice regarding the tax, economic or other impacts to such Member of the arrangements contemplated hereby.

No Conflicts. Such Member is not party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction, decree, award or other requirement of any governmental entity that would prevent the execution or delivery of this Agreement. The execution and delivery by such Member of this Agreement does not, and the performance of this Agreement will not, (A) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any material contract, instrument or other agreement to which such Member is a party (either with the Company or with another Person) or to which such Member may be bound or subject, (B) violate any fiduciary or confidential relationship or (C) conflict with or violate the provisions of any Applicable Laws or any order of any governmental entity.